Exhibit 99.1

EXCO RESOURCES, INC. ANNOUNCES AGREEMENT TO ACQUIRE NORTH
LOUISIANA GAS PROPERTIES FOR $1.6 BILLION IN CASH

DALLAS, Dec. 26 /PRNewswire-FirstCall/ — EXCO Resources, Inc. (NYSE: XCO) today announced an agreement to acquire producing oil and gas properties, acreage and other assets in the Vernon and Ansley Fields located in Jackson Parish, Louisiana from Anadarko Petroleum Corp. (NYSE: APC) for $1.6 billion in cash, subject to customary purchase price adjustments.

This acquisition consists primarily of proved developed producing natural gas properties with current net production of approximately 190 Mmcfe per day from approximately 350 producing wells of which 96% are operated. The average acquired working interest is 91.1% with an average 70.2% net revenue interest. The properties produce from the Lower Cotton Valley formation. Proved reserves currently identified to be acquired are estimated to aggregate approximately 466 Bcfe of which 446 Bcfe is proved developed producing and 20 Bcfe is proved undeveloped, calculated based on NYMEX strip pricing. EXCO will continue evaluating the properties to identify additional exploitation and development opportunities. Total acreage is approximately 66,000 net acres, of which approximately 15,000 net acres are undeveloped. The acquisition also includes gathering systems, compression and treating plants.

In connection with the acquisition, hedges in respect of a significant portion of estimated production for 2007, 2008 and 2009 were entered into by the seller and will be assumed by EXCO.

The transaction is expected to close in March 2007, subject to customary conditions to closing and governmental clearance.

The acquisition will be financed with a new revolving credit facility and a bridge loan from EXCO’s banking group. EXCO is developing a deleveraging strategy and is considering alternatives. EXCO expects to finalize its financing plans in January 2007.

Douglas H. Miller, EXCO’s Chief Executive Officer had the following comment: “The Vernon Field acquisition is an important strategic step in EXCO’s East Texas/North Louisiana area development plan. The prolific cash flow from the Vernon and Ansley assets will be used to accelerate development of our approximately 1,100 drilling locations in the area and will also produce accelerated activity on our undeveloped leasehold, which will total approximately 85,000 net acres. In East Texas/North Louisiana, with the Vernon and Ansley assets, we will have approximately 300 Mmcfe per day of current production and more than 1 Tcfe of proved reserves. Also, we will have approximately 226,000 net developed and undeveloped acres in this area. Company-wide current daily production with the Vernon and Ansley assets will approach 400 Mmcfe per day and total proved reserves will approximate 1.8 Tcfe of natural gas.”

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

This release may contain forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which

EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.

SOURCE EXCO Resources, Inc.

CONTACT: Douglas H. Miller, Chairman, or Stephen F. Smith, President, both of EXCO Resources, Inc., +1-214-368-2084